                                                                  EXHIBIT (d)(4)


                              THOUSAND TRAILS, INC.
                           2711 LBJ FREEWAY, SUITE 200
                               DALLAS, TEXAS 75234


                                 April 23, 2002


Executive Officers and Directors
Thousand Trails, Inc.

Re:  Partial Tender Offer

Ladies and Gentlemen:

         Thousand Trails, Inc. intends to make a partial tender offer for up to 1,500,000 of its shares, which we discussed with you. Our Board of Directors has approved the tender offer on the basis that although Carl Marks Strategic Investments II, LP will participate, none of the other affiliates of Carl Marks, our executive officers and directors or IAT Reinsurance Syndicate, Ltd. will participate in the offer. We intend to publicly announce the tender offer on April 24, 2002.

         By signing below, you confirm our previous agreement that you will not participate in the tender offer. Your signature also confirms our understanding that in proceeding with the tender offer, Thousand Trails is acting in reliance on your commitment not to participate and, as such, your commitment is both binding and irrevocable.


                                       Very truly yours,

                                       THOUSAND TRAILS, INC.


                                       By:
                                          --------------------------------------
                                          Walter B. Jaccard, Vice President and
                                          General Counsel

         Agreement confirmed
         on April 23, 2002


         ---------------------------




         cc:      William J. Shaw